                                                                  EXHIBIT 99.1


                                                                  EXECUTION COPY


                                VOTING AGREEMENT

         This VOTING AGREEMENT (this "Agreement"), is dated as of May 5, 2003, by and among USA Interactive, a Delaware corporation ("Parent"), and Fidelity National Title Company, a California corporation, Chicago Title Insurance Company, a Missouri corporation, Chicago Title Insurance Company of Oregon, an Oregon corporation, and Fidelity National Title Insurance Company, a California corporation (such entities each, a "Stockholder" and collectively, the "Stockholders").

                                   WITNESSETH:

         WHEREAS, Parent, LendingTree, Inc., a Delaware corporation (the "Company"), and Forest Merger Corp., a wholly owned subsidiary of Parent ("Merger Sub"), have entered into the Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement", including amendments thereto from time to time to increase the Merger Consideration pursuant to Section 9.1(e) thereof or in a manner as would not otherwise adversely affect the Stockholder), providing for, among other things, the Merger and related transactions (the "Transactions") on the terms and subject to the conditions set forth therein (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement);

         WHEREAS, as of the date hereof, each Stockholder beneficially owns the number of Voting Shares (as defined herein) set forth, and in the manner reflected, on Attachment A hereto (the "Owned Shares");

         WHEREAS, as a condition to Parent's willingness to enter into and perform its obligations under the Merger Agreement, Parent has required that each Stockholder agree, and each Stockholder has agreed, (i) to vote all of the Owned Shares, together with any shares of the common stock, par value $0.01 per share, of the Company (the "Common Stock") and shares of Series A 8% convertible preferred stock, par value $0.01 of the Company (the "Preferred Stock", and together with the Common Stock, the "Company Stock")) acquired after the date of this Agreement, whether upon the exercise of options, conversion of convertible securities or otherwise, and any other voting securities of the Company (whether acquired heretofore or hereafter) that are beneficially owned by such Stockholder or over which such Stockholder has, directly or indirectly, the right to vote (collectively, the "Voting Shares"), in favor of (a) the Merger Agreement and the transactions contemplated thereby, including the Merger, (b) the Stockholder Proposal in respect of the Charter Amendment (including any class vote of the holders of Preferred Stock as a separate class as well as the vote of holders of the Company's voting stock voting together, the "Series A Amendment Proposals"), and (c) any other matters submitted to the holders of Company Stock in furtherance of the Merger or the other transactions contemplated by the Merger Agreement, and (ii) to take the other actions described herein; and

         WHEREAS, each Stockholder desires to express its support for the Merger and the other transactions contemplated by the Merger Agreement.
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         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

         1.       Agreement to Vote and Irrevocable Proxy.

                  1.1 Agreement to Vote. Each Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or any adjournment or postponement thereof, such Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of its Voting Shares (a) in favor of approval of (1) the Merger Agreement and the transactions contemplated thereby, including the Merger, (2) the Series A Amendment Proposals and (3) any other matter that is required to facilitate the transactions contemplated by the Merger Agreement; and (b) against any Acquisition Proposal and against any action or agreement that would impair the ability of the Company to consummate the Merger or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the Transactions.

                  1.2 Irrevocable Proxy. Solely with respect to the matters described in Section 1.1, for so long as this Agreement has not been terminated pursuant to its terms, each Stockholder hereby irrevocably appoints Parent as its proxy (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the Delaware General Corporation Law) to vote all Voting Shares solely on the matters described in
Section 1.1, and in accordance therewith. Each Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement.

         2. Representations and Warranties of Stockholder. Each Stockholder hereby represents and warrants to Parent as follows:

                  2.1 Due Organization. Such Stockholder, if a corporation or other entity, has been duly organized, is validly existing and is in good standing under the laws of the state of its incorporation, formation or organization.

                  2.2 Power; Due Authorization; Binding Agreement. Such Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

                  2.3 Ownership of Shares. On the date hereof, the Owned Shares set forth opposite such Stockholder's name on Attachment A hereto are owned of record or beneficially by such Stockholder in the manner reflected thereon and include all of the Voting Shares owned of record or beneficially by such Stockholder, free and clear of any claims, liens, encumbrances

                                      -2-
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and security interests. As of the date hereof such Stockholder has, and as of the date of the stockholder meeting of the Company in connection with the Merger Agreement and the transactions contemplated thereby, such Stockholder (together with any such entity) will have (except as otherwise permitted by this Agreement), sole voting power (to the extent such securities have voting power) and sole dispositive power with respect to all of the Owned Shares.

                  2.4 No Conflicts. The execution and delivery of this Agreement by such Stockholder does not, and the performance of the terms of this Agreement by such Stockholder will not, (a) require Stockholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Stockholder or its properties and assets, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Stockholder or pursuant to which any of its or its affiliates' respective properties or assets are bound or (d) violate any other agreement to which Stockholder or any of its affiliates is a party including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy or voting trust, except for any consent, approval, filing or notification which has been obtained as of the date hereof or the failure of which to obtain, make or give would not, or any conflict or violation which would not, impair in any material respect Stockholder's ability to perform its obligations under this Agreement or in any event impair Stockholder's ability to perform its obligations under Section 1.1 hereof. The Voting Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

                  2.5 Acknowledgment. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder's execution, delivery and performance of this Agreement.

         3. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

                  3.1 Power; Due Authorization; Binding Agreement. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Parent has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

                  3.2 No Conflicts. The execution and delivery of this Agreement by Parent does not, and the performance of the terms of this Agreement by Parent will not, (a) require

Parent to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign,
(b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Parent or its properties and assets, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Parent or pursuant to which any of its or its subsidiaries' respective assets are bound or (d) violate any other material agreement to which Parent or any of its subsidiaries is a party, except for any consent, approval, filing or notification which has been obtained, as of the date hereof, or the failure of which to obtain, make or give would not, or any conflict or violation which would not, impair Parent's ability to perform is obligations under this Agreement.

         4. Certain Covenants of Stockholder. Each Stockholder hereby covenants and agrees with Parent as follows:

                  4.1 Restriction on Transfer, Proxies and Non-Interference. Each Stockholder hereby agrees, while this Agreement is in effect, at any time prior to the Effective Time, not to (a) (i) sell, transfer, pledge, encumber (except due to this Agreement), assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Voting Shares, provided that nothing in this Agreement shall prohibit the exercise by Stockholder of any options to purchase Voting Shares or (ii) convert any shares of Preferred Stock into shares of Common Stock, (b) grant any proxies or powers of attorney, deposit any Voting Shares into a voting trust or enter into a voting agreement with respect to any Voting Shares, (c) take any action that would cause any representation or warranty of Stockholder contained herein to become untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement or (d) commit or agree to take any of the foregoing actions. Any transfer of Voting Shares not permitted hereby shall be null and void. Stockholder agrees that any such prohibited transfer may and should be enjoined. If any involuntary transfer of any of the Voting Shares shall occur (including, but not limited to, a sale by Stockholder's trustee in any bankruptcy, or a sale to a purchaser at any creditor's or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Voting Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

                  4.2 Additional Shares. Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Voting Shares acquired by Stockholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by the Stockholder on the date hereof.

                  4.3 No Limitations on Actions. Each Stockholder signs this Agreement solely in its capacity as the record and/or beneficial owner, as applicable, of the Voting Shares; this Agreement shall not limit or otherwise affect the actions of the Stockholder or any affiliate, employee or designee of the Stockholder or any of its affiliates in any other capacity, including such person's capacity, if any, as an officer of the Company or a member of the board of

                                      -4-
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directors of the Company; and nothing herein shall limit or affect the Company's rights in connection with the Merger Agreement.

                  4.4 Further Assurances. From time to time, at the request of Parent and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by Sections 1, 4 and 5 of this Agreement.

         5. Stop Transfer Order. In furtherance of this Agreement, and concurrently herewith, each Stockholder shall and hereby does authorize the Company or the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Voting Shares. At the request of Parent, each Stockholder shall cause to be provided to Parent evidence of such stop transfer order.

         6.       Miscellaneous.

                  6.1 Termination of this Agreement. This Agreement shall (i) terminate automatically on the termination of the Merger Agreement, in accordance with its terms and (ii) shall be deemed satisfied in full and terminated upon the consummation of the Merger.

                  6.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 6.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

                  6.3 Non-Survival. The representations and warranties made herein shall not survive the termination of this Agreement.

                  6.4 Entire Agreement; Assignment; Company as Third Party Beneficiary. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The Company shall be deemed to be a third party beneficiary of this Agreement with respect to Sections 1, 4.1, 4.2, 4.3 and 5. Except as set forth in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto, provided, however, that a Stockholder which is an entity may transfer any Owned Shares to a controlled affiliate (which shall be an entity and not a natural person), so long as prior to such transfer, (a) such controlled affiliate enters into an agreement with Parent, in form and substance reasonably acceptable to Parent, pursuant to which such controlled affiliated agrees to be bound by (and has full ability to perform the terms of) this Agreement to the full extent such transferring Stockholder is bound, and (b) the transferring Stockholder guarantees to Parent the full performance by such controlled affiliate of such obligations, and such transferring Stockholder shall not be relieved of its obligations hereunder, including with respect to the transferred Owned Shares. Nothing in this Agreement shall be construed to impose any personal

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liability on any officer, employee, director, incorporator, member, partner or stockholder of Stockholder or any of its affiliates, except in the case of fraud.

                  6.5 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

                  6.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, by facsimile transmission or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

         If to Stockholder:

                  Fidelity National Financial, Inc.
                  17911 Von Karman Avenue, Suite 300
                  Irvine, California 92614
                  Attention:  Fernando Velez, Jr.


         with a copy to:

                  Fidelity National Financial, Inc.
                  17911 Von Karman Avenue, Suite 300
                  Irvine, California 92614
                  Attention:  Brent Bickett

         If to Parent:

                  USA Interactive
                  152 West 57th Street
                  New York, New York  10019
                  Attention:  General Counsel
                  Facsimile:  (212) 314-7239

         with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019
                  Attention:  Andrew J. Nussbaum
                  Facsimile:  (212) 403-2000

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

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
                  6.7 Governing Law. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  (b) Each party hereto irrevocably submits to the jurisdiction of any Delaware state court or any federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

                  (c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each party hereto hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

                  (d) Each party hereto waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section.

                  6.8 Remedies. Each Stockholder and Parent recognize and acknowledge that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain irreparable injury and damages, for which money damages would not provide an adequate remedy, and therefore each Stockholder and Parent agrees that in the event of any such breach by the other, each Stockholder or Parent, as the case may be, shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief to enforce each and every provision of this agreement.

                  6.9 Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

                  6.10 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

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                  6.11 Severability. Whenever possible, each provision or
portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                     [remainder of page intentionally blank]

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
                        SIGNATURE PAGE - VOTING AGREEMENT

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                 USA INTERACTIVE

                                 By:  /s/Daniel C. Laminot
                                      ---------------------------------------
                                      Name:   Daniel C. Laminot
                                      Title:  Senior Vice President

                                 FIDELITY NATIONAL TITLE COMPANY

                                 By:  /s/ Fernando Velez, Jr.
                                      ---------------------------------------
                                      Name:  Fernando Velez, Jr.
                                      Title:  Vice President and Secretary

                        SIGNATURE PAGE - VOTING AGREEMENT

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                 USA INTERACTIVE

                                 By:  /s/Daniel C. Laminot
                                      ---------------------------------------
                                      Name:   Daniel C. Laminot
                                      Title:  Senior Vice President

                                 FIDELITY NATIONAL TITLE INSURANCE COMPANY

                                 By:  /s/ Fernando Velez, Jr.
                                      ---------------------------------------
                                      Name:  Fernando Velez, Jr.
                                      Title:  Vice President and Secretary

                        SIGNATURE PAGE - VOTING AGREEMENT

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                 USA INTERACTIVE

                                 By:  /s/Daniel C. Laminot
                                      ---------------------------------------
                                      Name:   Daniel C. Laminot
                                      Title:  Senior Vice President

                                 CHICAGO TITLE INSURANCE COMPANY OF OREGON

                                 By:  /s/ Fernando Velez, Jr.
                                      ---------------------------------------
                                      Name:  Fernando Velez, Jr.
                                      Title:  Vice President and Secretary

                        SIGNATURE PAGE - VOTING AGREEMENT

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                 USA INTERACTIVE

                                 By:  /s/Daniel C. Laminot
                                      ---------------------------------------
                                      Name:   Daniel C. Laminot
                                      Title:  Senior Vice President

                                 CHICAGO TITLE INSURANCE COMPANY

                                 By:  /s/ Fernando Velez, Jr.
                                      ---------------------------------------
                                      Name:  Fernando Velez, Jr.
                                      Title:  Vice President and Secretary

                                  ATTACHMENT A

ENTITY                                              SECURITY                   NUMBER OF SHARES
Fidelity National Title Company                  Preferred Stock                     837,842
Fidelity National Title Insurance Company        Preferred Stock                     795,963
Chicago Title Insurance Company of Oregon        Preferred Stock                     209,469
Chicago Title Insurance Company                  Common Stock                      1,582,567